Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13D (including additional amendments thereto) with respect to American Depositary Shares, each representing 0.1 Ordinary Shares, no par value, of Spark Networks SE, a European stock corporation (Societas Europaea, SE). This Joint Filing Agreement shall be filed as an Exhibit to such statement.

Dated: April 20, 2021

The Alex Mehr Living Trust DTD 4/6/10

By:	/s/ Alex Mehr
Alex Mehr Trustee

Alex Mehr

By:	/s/ Alex Mehr
Alex Mehr